Exhibit 5.1

December 23, 2003

Sohu.com Inc.

Suite 1519, Tower 2

Bright China Chang An Building

7 Jianguomen Nei Avenue

Beijing 100005

People’s Republic of China

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) being filed on the date hereof with the Securities and Exchange Commission for the registration of an aggregate of 91,549 shares (the “Shares”) of the common stock, $.001 par value per share, of Sohu.com Inc., a Delaware corporation (the “Company”). Of the Shares, 65,852 are issued and outstanding (the “Issued Shares”) as of the date hereof and up to 25,697 are subject to issuance pursuant to an employee incentive and retention plan (the “Retention Plan”) assumed by the Company in connection with the acquisition of All Honest International Limited. The Shares are to be offered and sold by certain selling stockholders of the Company.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that (i) the Issued Shares are duly authorized, were validly issued, and are nonassessable and (ii) the shares subject to issuance under the Retention Plan, when issued pursuant to the terms of the Retention Plan, will be duly authorized, validly issued and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/ Goulston & Storrs, P.C.

TBB/GJG